Exhibit 99.1

GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 Web: www.gtsolar.com

GT Solar Raises Outlook for Fiscal First Quarter; Reiterates Fiscal Year Guidance and Raises Backlog Expectations for Fiscal Year

MERRIMACK, N.H., June 13, 2011— GT Solar International, Inc. (NASDAQ: SOLR), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today announced an improved outlook for the first quarter of fiscal 2012 ending July 2, 2011, reiterated its full year fiscal 2012 guidance and revised upward its backlog outlook for fiscal 2012.

The company had previously indicated on its last earnings conference call on May 24 that it expected revenues between $140 million to $150 million, EPS fully-diluted in the range of $0.08 to $0.11 and gross margin of approximately 37% for first quarter fiscal 2012.

The company now expects first quarter fiscal 2012 revenue of approximately $225 million based on sooner than expected completion of DSS™650 upgrades in Q1, allowing for Q1 revenue recognition for certain PV orders which had been previously expected in Q2. The fully-diluted EPS for Q1 is now expected to be approximately $0.30, and gross margin for Q1 is now expected to be approximately 43% to 44%.

The company reiterated its full fiscal year 2012 guidance provided on May 24, 2011, which includes: revenue in the range of $1 billion to $1.1 billion; earnings per share of $1.55 to $1.85; gross margin between 42 to 44 percent; operating expenses between $115 million to $125 million; capital expenditures of approximately $25 million to $30 million; and an effective tax rate of approximately 33 percent.

In addition, given the significant number of orders it has received thus far in the first quarter of fiscal 2012, the company now expects its backlog at the end of fiscal 2012 to be at least $1.6 billion. Previously, it had estimated its backlog would be above $1 billion at the end of fiscal 2012.

Sapphire Business Conference Call, Webcast

As previously announced, the company will host a live conference call tomorrow morning, Tuesday, June 14, 2011, at 8:00am ET to discuss the sapphire business in more detail.

The call will be webcast live and can be accessed by logging on to the “Investors” section of GT Solar’s website, www.gtsolar.com. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 866.314.9013 for callers in the United States and Canada and 617.213.8053 for international callers. The telephone passcode is SOLR.

A replay of the call will be available through August 21, 2011. To access the replay, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888-286-8010 for callers in the United States and Canada, or 617-801-6888 for international callers.  The telephone replay passcode is 86224850.

About GT Solar International, Inc.

GT Solar International, Inc. is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the information in this press release are “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, the company’s estimates for future periods with respect to revenue, earnings per share, gross margins, operating expenses, capital expenditures, effective tax rate, the percentage contribution of the sapphire segment of the business to fiscal year 2012 revenue, revenue attributable to the sapphire materials business in fiscal 2012  and other financial information. These statements are based on management’s current expectations or beliefs.  These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog.  Although the Company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the date hereof, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity.  Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2011 filed on May 25, 2011.  Statements in this press release should be evaluated in light of these important factors.  GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:

Media	Investors/Analysts
Jeff Nestel-Patt	Ryan Blair
jeff.nestelpatt@gtsolar.com	ryan.blair@gtsolar.com
603-204-2883	603-681-3869